EXHIBIT 10.15

NONQUALIFIED STOCK OPTION GRANT NOTICE (for U.S. Participants)	Vitesse Semiconductor Corporation ID: 77-0138960

NAME ADDRESS	Grant Number: Plan: ID:	2013 Incentive Plan

Vitesse Semiconductor Corporation (the "Company") has granted you an Option (the "Option") to purchase shares of the Company's Common Stock under the Company's 2013 Incentive Plan (the "Plan"). The Option is subject to all the terms and conditions set forth in this Nonqualified Stock Option Grant Notice (this "Grant Notice"), in the Nonqualified Stock Option Agreement and in the Plan, which are available on E-Trade and incorporated into this Grant Notice in their entirety.

Date of Grant:
Total Shares Granted:
Exercise Price per Share:
Expiration Date:
Vesting Commencement Date:
Vesting and Exercisability Schedule:	The Option shall vest and become exercisable according to the following schedule:
Period of Continuous Employment or Service With the Company or Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After 1 year	1/4th of Total Shares Granted
After each additional one-month period of continuous service completed thereafter	An additional 1/48th of Total Shares Granted
After 4 years	100% of Total Shares Granted

Additional Terms/Acknowledgement: By your online acceptance of Option, you acknowledge and agree that: as of the Grant Date, this Grant Notice, the Nonqualified Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

VITESSE SEMICONDUCTOR CORPORATION

Martin S. McDermut
Sr VP, Finance & CFO

VITESSE SEMICONDUCTOR CORPORATION
2013 INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
(FOR U.S. PARTICIPANTS)
Pursuant to your Nonqualified Stock Option Grant Notice (the “Grant Notice”) and this Nonqualified Stock Option Agreement (this “Agreement”), Vitesse Semiconductor Corporation has granted you an Option under its 2013 Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan. The Plan shall control in the event there is any express conflict between the Plan and the Grant Notice or this Agreement and with respect to such matters as are not expressly covered in this Agreement.
The details of the Option are as follows:
1.Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, except that, unless otherwise provided in the Grant Notice or this Agreement, vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.
2.Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
3.Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.
4.Methods of Exercise. Subject to the provisions of this Agreement, the vested portion of the Option may be exercised, in whole or in part, at any time during the term of the Option by giving written notice of exercise to the Company on the form furnished by the Company for that purpose or, to the extent applicable, by written notice to a brokerage firm designated or approved by the Company, specifying the number of Shares subject to the Option to be purchased, and accompanied by payment of the exercise price and any withholding taxes, or suitable arrangements for such payment satisfactory to the Company.
The exercise price for Shares to be purchased upon exercise of all or a portion of the Option shall be paid in any combination of the following:
(a)in cash (by wire transfer or certified or bank check or such other instrument acceptable to the Company);
(b)if permitted by the Committee for Nonqualified Stock Options, having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option;
(c)if permitted by the Committee, by using shares of Common Stock you already own;

(d)to the extent permitted by applicable law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or
(e)by any other method permitted by the Committee.
5.Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:
(a)General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) 30 days after your Termination of Service and (ii) the Option Expiration Date;
(b)Retirement or Disability. In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) six months after your Termination of Service and (ii) the Option Expiration Date; and
(c)Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) six months after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) six months after the date of death and (y) the Option Expiration Date.
It is your responsibility to be aware of the date the Option terminates.
6.Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.
7.Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign tax withholding obligations that may arise in connection with such exercise.
8.Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.
9.No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
10.Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.